FORM OF AMENDMENT TO CUSTODIAN AGREEMENT

This Amendment to Custodian Agreement is made as of March 16, 2016, by and between Henderson Global Funds (the “Fund”) and State Street Bank and Trust Company (the “Custodian”).

WHEREAS, the Fund and the Custodian entered into a Custodian Agreement dated as of August 24, 2001 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Fund and the Custodian desire to amend certain provisions of the Agreement to set forth the terms and conditions pursuant to which the Custodian may offer contractual settlement services and loan services;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.           Amendment to Custodian Agreement.

(a)	Section 2.2(1) of the Agreement shall be amended to read as follows:

“1) Upon sale of such securities for the account of the Portfolio in accordance with customary or established market practices and procedures, including, without limitation, delivery to the purchaser thereof or to a dealer therefor (or an agent of such purchaser or dealer) against expectation of receiving later payment;”

(b)	Section 2.5 of the Agreement shall be amended to read as follows:

“Section 2.5  Collection of Income.  Subject to the provisions of Section 2.3, the Custodian shall collect on a timely basis all income and other payments with respect to registered domestic securities held hereunder to which each Portfolio shall be entitled either by law or pursuant to custom in the securities business, and shall collect on a timely basis all income and other payments with respect to bearer domestic securities if, on the date of payment by the issuer, such securities are held by the Custodian or its agent.  Without limiting the generality of the foregoing, the Custodian shall detach and present for payment all coupons and other income items requiring presentation as and when they become due and shall collect interest when due on securities held hereunder.  The Custodian shall credit income to the Portfolio as such income is received or in accordance with Custodian’s then current payable date income schedule.  Any credit to the Portfolio in advance of receipt may be reversed when the Custodian determines that payment will not occur in due course and the Portfolio may be charged at the Custodian’s applicable rate for time credited.  Income due to each Portfolio on securities loaned pursuant to the provisions of Section 2.2(10) shall be the responsibility of the Fund.  The Custodian will have no duty or responsibility in connection therewith, other than to provide the Fund with such information or data as may be necessary to assist the Fund in arranging for the timely delivery to the Custodian of the income to which the Portfolio is properly entitled.”

(c)           Section 2.6(1) of the Agreement shall be amended to read as follows:

“1)
Upon the purchase of domestic securities, options, futures contracts or options on futures contracts for the account of the Portfolio but only (a) in accordance with customary or established market practices and procedures, including, without limitation, delivering money to the seller thereof or to a dealer therefor (or an agent for such seller or dealer) against expectation of receiving later delivery of such securities or evidence of title to such options, futures contracts or options on futures contracts to the Custodian (or any bank, banking firm or trust company doing business in the United States or abroad which is qualified under the 1940 Act to act as a custodian and has been designated by the Custodian as its agent for this purpose) registered in the name of the Portfolio or in the name of a nominee of the Custodian referred to in Section 2.3 hereof or in proper form for transfer; (b) in the case of a purchase effected through a U.S. Securities System, in accordance with the conditions set forth in Section 2.8 hereof; (c) in the case of repurchase agreements entered into between the Fund on behalf of a Portfolio and the Custodian, or another bank, or a broker-dealer which is a member of the Financial Industry Regulatory Authority or a national securities exchange, (i) against delivery of the securities either in certificate form or through an entry crediting the Custodian’s account at the Federal Reserve Bank with such securities or (ii) against delivery of the receipt evidencing purchase by the Portfolio of securities owned by the Custodian along with written evidence of the agreement by the Custodian to repurchase such securities from the Portfolio; or (d) for transfer to a time deposit account of the Fund in any bank, whether domestic or foreign; such transfer may be effected prior to receipt of a confirmation from a broker and/or the applicable bank pursuant to Proper Instructions from the Fund as defined herein;”

(d)           Section 4.7 of the Agreement shall be amended to read as follows:

“Section 4.7.  Collection of Income.  The Custodian shall use reasonable commercial efforts to collect all income and other payments with respect to the Foreign Assets held hereunder to which the Portfolios shall be entitled.  In the event that extraordinary measures are required to collect such income, the Fund and the Custodian shall consult as to such measures and as to the compensation and expenses of the Custodian relating to such measures.  The Custodian shall credit income to the applicable Portfolio as such income is received or in accordance with Custodian’s then current payable date income schedule.  Any credit to the Portfolio in advance of receipt may be reversed when the Custodian determines that payment will not occur in due course and the Portfolio may be charged at the Custodian’s applicable rate for time credited. Income on securities loaned other than from the Custodian’s securities lending program shall be credited as received.”

(e)          The following shall be inserted as a new Section 6A to the Agreement:

“Section 6A.  Contractual Settlement Services (Purchase / Sales)

    Section 6A.1  General.  The Custodian shall, in accordance with the terms set out in this Section 6A, debit or credit the appropriate deposit account of each Portfolio on a contractual settlement basis in connection with the purchase of securities or other financial assets for the Portfolio or the receipt of the proceeds of the sale or redemption of securities or other financial assets for the Portfolio.

        Section 6A.2  Provision of Services.  The services described in Section 6A.1 (the “Contractual Settlement Services”) shall be provided for the securities and other financial assets and in such markets as the Custodian may advise from time to time. The Custodian may terminate or suspend any part of the provision of the Contractual Settlement Services at its sole discretion immediately upon notice to the Fund on behalf of each Portfolio, including, without limitation, in the event of force majeure events affecting settlement, any disorder in markets, or other changed external business circumstances affecting the markets or the Fund.

        Section 6A.3  Purchase Consideration. The consideration payable in connection with a purchase transaction shall be debited from the appropriate deposit account of the Portfolio as of the time and date that funds would ordinarily be required to settle the transaction in the applicable market.  The Custodian shall promptly re-credit the amount at the time that the Portfolio or the Fund notifies the Custodian by Proper Instruction that the transaction has been canceled.

        Section 6A.4  Sales and Redemptions.  A provisional credit of an amount equal to the net sale price for a sale or redemption of securities or other financial assets shall be made to the account of the Portfolio as if the amount had been received as of the close of business on the date on which good funds would ordinarily be immediately available in the applicable market.  The provisional credit will be made conditional upon the Custodian having received Proper Instructions with respect to, or reasonable notice of, the transaction, as applicable; and the Custodian or its agent having possession of the securities or other financial assets (excluding financial assets subject to any third party lending arrangement entered into by a Portfolio) associated with the transaction in good deliverable form and not being aware of any facts which would lead the Custodian or its agent to believe that the transaction will not settle in the time period ordinarily applicable to such transactions in the applicable market.

        Section 6A.5  Reversals of Provisional Credits or Debits.  The Custodian shall have the right to reverse any provisional credit or debit given in connection with the Contractual Settlement Services at any time when the Custodian believes, in its reasonable judgment, that such transaction will not settle in accordance with its terms or amounts due pursuant thereto, will not be collectable or where the Custodian has not been provided Proper Instructions with respect thereto, as applicable.  The Portfolio shall be responsible for any costs or liabilities resulting from such reversal.  Upon such reversal, a sum equal to the credited or debited amount shall become immediately payable by the Portfolio to the Custodian and may be debited from any deposit or other account held for benefit of the Portfolio.”

(f)           The following shall be inserted as a new Section 25 to the Agreement:

“Section 25.  Loan Services Addendum.  If the Fund directs the Custodian in writing to perform loan services, the Custodian and the Fund will be bound by the terms of the Loan Services Addendum attached hereto.  The Fund shall reimburse the Custodian for its fees and expenses related thereto as agreed upon from time to time in writing by the Fund and the Custodian.”

(g)           The Loan Services Addendum attached hereto shall be attached and applicable to the Agreement.

2.           Miscellaneous.

(a)           Except as expressly amended hereby, the Agreement shall remain in full force and effect.

(b)           This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Amendment.  Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

(c)           This Amendment shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to any conflict of laws rules.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first written above.

HENDERSON GLOBAL FUNDS

By:  ________________________________
Name: Troy Statczar
Title:   Treasurer

STATE STREET BANK AND TRUST COMPANY

By:  ________________________________
Name:  Gunjan Kedia
Title:    Executive Vice President

LOAN SERVICES ADDENDUM
TO CUSTODIAN AGREEMENT

ADDENDUM to that certain Custodian Agreement (the “Agreement”) dated as of August 24, 2001 by and between Henderson Global Funds (the “Fund”) and State Street Bank and Trust Company (the “Custodian”).  As used in this Addendum, the term “Fund”, in relation to a Loan (as defined below), includes a Portfolio on whose behalf the Fund acts with respect to the Loan.

The following provisions will apply with respect to interests in commercial loans, including loan participations, whether the loans are bilateral or syndicated and whether any obligor is located in or outside of the United States (collectively, “Loans”), made or acquired by the Fund on behalf of one or more of its Portfolios.

Section 1.  Payment Custody.  If the Fund wishes the Custodian to receive payments directly with respect to a Loan for credit to the bank account maintained by the Custodian for the Fund under the Agreement,

(a)           the Fund will cause the Custodian to be named as the Fund’s nominee for payment purposes under the relevant financing documents, e.g., in the case of a syndicated loan, the administrative contact for the agent bank, and otherwise provide for the payment to the Custodian of the payments with respect to the Loan; and

(b)           the Custodian will credit to the bank account maintained by the Custodian for the Fund under the Agreement any payment on or in respect of the Loan actually received by the Custodian and identified as relating to the Loan, but with any amount credited being conditional upon clearance and actual receipt by the Custodian of final payment.

Section 2.  Monitoring.  If the Fund wishes the Custodian to monitor payments on and forward notices relating to a Loan,

(a)           the Fund will deliver, or cause to be delivered, to the Custodian a schedule identifying the amount and due dates of the scheduled principal payments, the scheduled interest payment dates and related payment amount information, and such other information with respect to the Loan as the Custodian may reasonably require in order to perform its services hereunder (collectively, “Loan Information”) and in such form and format as the Custodian may reasonably request; and

(b)           the Custodian will (i) if the amount of a principal, interest, fee or other payment with respect to the Loan is not received by the Custodian on the date on which the amount is scheduled to be paid as reflected in the Loan Information, provide a report to the Fund that the payment has not been received and (ii) if the Custodian receives any consent solicitation, notice of default or similar notice from any syndication agent, lead or obligor on the Loan, undertake reasonable efforts to forward the notice to the Fund.

Section 3.  Exculpation of the Custodian.

(a)           Payment Custody and Monitoring.  The Custodian will have no liability for any delay or failure by the Fund or any third party in providing Loan Information to the Custodian or for any inaccuracy or incompleteness of any Loan Information.  The Custodian will have no obligation to verify, investigate, recalculate, update or otherwise confirm the accuracy or completeness of any Loan Information or other information or notices received by the Custodian in respect of the Loan.  The Custodian will be entitled to (i) rely upon the Loan Information provided to it by or on behalf of the Fund or any other information or notices that the Custodian may receive from time to time from any syndication agent, lead or obligor or any similar party with respect to the Loan and (ii) update its records on the basis of such information or notices as may from time to time be received by the Custodian.

(b)           Any Service.  The Custodian will have no obligation to (i) determine whether any necessary steps have been taken or requirements have been met for the Fund to have acquired good or record title to a Loan, (ii) ensure that the Fund’s acquisition of the Loan has been authorized by the Fund, (iii) collect past due payments on the Loan, preserve any rights against prior parties, exercise any right or perform any obligation in connection with the Loan (including taking any action in connection with any consent solicitation, notice of default or similar notice received from any syndication agent, lead or obligor on the Loan) or otherwise take any other action to enforce the payment obligations of any obligor on the Loan, (iv) become itself the record title holder of the Loan or (v) make any advance of its own funds with respect to the Loan.

(c)           Miscellaneous.  The Custodian will not be considered to have been or be charged with knowledge of the sale of a Loan by the Fund, unless and except to the extent that the Custodian shall have received written notice of the sale from the Fund and the proceeds of the sale have been received by the Custodian for credit to the bank account maintained by the Custodian for the Fund under the Agreement.  If any question arises as to the Custodian’s duties under this Addendum, the Custodian may request instructions from the Fund and will be entitled at all times to refrain from taking any action unless it has received Proper Instructions from the Fund.  The Custodian will in all events have no liability, risk or cost for any action taken or omitted with respect to the Loan pursuant to Proper Instructions.  The Custodian will have no responsibilities or duties whatsoever with respect to the Loan except as are expressly set forth in this Addendum.